EXHIBIT 10.17

CHECKMATE MOBILE

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of January 18, 2014 is entered into by and between Checkmate Mobile Inc., a Delaware corporation ("Seller"), and IHookup Social, Inc., a Delaware corporation ("Buyer").

RECITALS

A. WHEREAS, Seller is engaged in the business of developing software designed to run on smartphones and other mobile devices (“Mobile Apps”);

B. WHEREAS, Seller developed a Mobile App for online dating commonly referred to as “iHookUp”;

C. WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, in accordance with the terms and conditions hereinafter set forth, certain intellectual property of iHookUp attached hereto as Exhibit A (the “Assets”).

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Purchase and Sale of the Assets.  Upon execution of this Agreement and the other documents necessary to effect this transaction on January 18, 2014 (the "Effective Date"), Seller shall sell to Buyer, or Buyer's assigns, and Buyer shall purchase from Seller, the assets listed on Exhibit A, attached hereto.

2.  Purchase Price.  The aggregate purchase price for the Assets shall be Two Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($293,750).

3.  Payment of Purchase Price.  Buyer shall pay the Purchase Price by issuing to Seller 1,175,000 shares of Series A Preferred Stock of Buyer (the “Shares”), priced at $0.25/share.

4.  No Assumption of Liabilities or Obligations.  Except as expressly provided below, Buyer shall not be deemed to have agreed to assume or discharge any, and Seller shall indemnify and hold Buyer harmless against all, liabilities and obligations of  Seller which relate to the Assets prior  to the Effective Date.

5.	Representations and Warranties of Seller.

Seller hereby represents and warrants to Buyer that:

A.  Binding Obligation.  Seller is a corporation duly organized and validly existing in the State of Delaware.  Seller has the requisite authority to enter into this
Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

B.  No Breach.  The consummation of the transactions contemplated hereby will not result in any breach of, or constitute a default under, any agreement or other instrument or obligation to which Seller is a party or by which Seller or Seller's property is bound, and will not result in the creation of any lien, charge or encumbrance upon any of the Assets.

C.  Marketable Title.  Seller is the sole owner of the entire right, title and interest in and to, or has a valid exclusive license or other sufficient exclusive legal right under, the Assets. Seller has, and Buyer will have, on the Effective Date, good and marketable title to the Assets, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

D.  Payment of Taxes.  Any and all federal, state, and local taxes, license fees and other charges levied, assessed or imposed upon the Assets of Seller have been paid and/or provided for.

E.  No Litigation.  To Seller's knowledge, there is no action, suit, proceeding, demand, claim, assessment, judgment, litigation or governmental investigation outstanding, pending or threatened relating to any of the Assets, or which questions the validity of this Agreement or challenges the transactions contemplated hereby, nor is Seller aware of any reasonable basis therefor.  No action or proceeding has been instituted by or against Seller under any bankruptcy or insolvency law, and Seller has no present intention to institute voluntarily any proceeding under any bankruptcy or insolvency law.

F.  Accuracy of Documents Furnished by Seller.  Copies of all documents heretofore furnished pursuant to this Agreement by Seller to Buyer are, and copies of all documents hereafter furnished pursuant to this Agreement by Seller to Buyer will be at the date furnished, true and correct copies of such documents, including all amendments or modifications thereto, and all other information heretofore or  hereafter furnished pursuant to this Agreement by Seller to  Buyer is, or will be as of the date furnished, true and correct  in all material respects.

6.           Representations and Warranties of Buyer.  Buyer is a  corporation duly organized and validly existing in the State of Delaware.  Buyer has the requisite authority to enter into this Agreement and to perform its obligations hereunder. Buyer hereby represents and warrants to Seller that this Agreement has been duly and validly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

7.           Conditions Precedent to Obligations of Buyer.  All of the obligations of Buyer under this Agreement are subject to the fulfillment prior to or on the Effective Date of each of the following conditions, any of which Buyer may waive in whole or in part:

A.  Delivery of Documents.  There shall have been delivered to Buyer all written consents and/or bills of sale necessary for the assignment and transfer to Buyer of the Assets, free and clear of all liens, claims, charges and encumbrances. On or before ten (10) days after the Effective Date, Buyer shall deliver to Seller a certificate representing the Shares.

B.  No Litigation.  No action, proceeding, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit or to obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereby which, in Buyer's discretion, would make it inadvisable for Buyer to consummate the transactions; and no bankruptcy, reorganization, debt  arrangement or other actin or proceeding under any bankruptcy  or insolvency law, or any dissolution or liquidation  proceeding, shall have been instituted by or against Seller.

C.  Procurement of Approvals.  Buyer shall have determined to its satisfaction that all licenses and governmental approvals required for the Assets following the Effective Date have been obtained or are obtainable by Buyer without unusual costs, conditions or delay.

D.  Possession of Assets.    Seller shall have taken all such steps as may be requested by Buyer to put Buyer in actual possession and operating control of the Assets.

8.  Transfer and Further Assurances.  From time to time after the Effective Date, at the request of Buyer, Seller shall without further consideration deliver such further instruments of transfer and take such other actions as may be reasonably necessary in order to more effectively transfer any of the Assets to Buyer.

9.  Indemnity.

A.  Indemnity of Seller.  Seller shall indemnify and hold Buyer harmless from and against (i) any and all claims, actions, losses, costs, expenses, damages and liabilities (including, among other things, court costs and reasonable attorneys' fees) incurred or suffered from time to time by Buyer arising out of, resulting from or attributable to any breach of any covenant or any representation or warranty by Seller contained in or given pursuant to this Agreement, and (ii) except for obligations expressly assumed by Buyer pursuant to this Agreement, any and all claims, actions, losses, costs,  expenses, damages and liabilities (including, among other  things, court costs and reasonable attorneys' fees) incurred by Buyer, which Buyer shall become obligated to pay or with the consent of Seller agree to pay, in connection with the Assets prior to the Effective Date.

B.  Indemnity of Buyer.  Buyer shall hold Seller harmless from and against any and all claims, actions, losses, costs, expenses, damages and liabilities (including, among other things, court costs and reasonable attorneys' fees) incurred by Seller, which Seller shall become obligated to pay or with the consent of Buyer agree to pay, in connection with the Assets after the Effective Date.

10.  Sales Taxes.  Buyer shall prepare and file all necessary returns, if any, relating to, and pay, the sales taxes, if any, payable in connection with the consummation of the transactions contemplated by this Agreement.

11.  Nature and Survival of Representations.  All warranties, representations and agreements made herein and in any certificates, schedules or other writings delivered pursuant to this Agreement on the Effective Date or otherwise shall be deemed to be material and to have been relied upon by Buyer and Seller, as the case may be, notwithstanding any investigation or verification heretofore or hereafter made by or on behalf of said parties and shall survive the Closing Date for a period of four years.

12.  Expenses.  Each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

13.  Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties, and their heirs, personal representatives, executors, administrators and assigns.

14.  Attorneys' Fees.  Should any litigation be commenced between the parties hereto, or their personal representatives, concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party or parties prevailing in  such litigation shall be entitled, in addition to such other  relief as may be granted, to a reasonable sum as and for its  attorneys' fees and costs in such litigation which shall be  determined by the court in such litigation or in a separate  action brought for that purpose.

15.  Entire Agreement.  This Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreement between them concerning the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto, relating to the subject matter hereof, which are not fully expressed or incorporated by referenced herein.

16.  Governing Law.  All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Delaware.

17.  Notices.  Whenever this Agreement provides for the delivery of notice or other communications, it shall be deemed sufficient if in writing and served either personally or sent by email, facsimile or United States mail, postage prepaid, address as follows:

Buyer:	IHookup Social, Inc. Address: 125 E. Campbell Ave. Campbell, CA 95008 Email: Phone: __________________ Fax: ____________________
Seller:	Checkmate Mobile Inc. Address: 125 E. Campbell Ave. Campbell, CA 95008 Email: Phone: __________________ Fax: ____________________
with a copy to:	Bingham McCutchen LLP 1117 S. California Ave. Palo Alto, CA 94304 Attn: James C. Chapman Phone: 650-849-4850 Fax: 650-849-4630 Email:

21.  Amendments.  This Agreement may be waived, altered, amended or repealed, in whole or in part, only by the written consent of both Buyer and Seller.

22.  Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

BUYER: IHOOKUP SOCIAL, INC. By: /s/ Robert A. Rositano, Jr. Name: Robert A. Rositano, Jr. Title: CEO	SELLER: CHECKMATE MOBILE, INC. By: /s/ Dean Rositano Name: Dean Rositano Title: President and CTO

Exhibit A

Assets

Intellectual Property:

iHookup (name & mobile app "iOS")
App technology, API's etc.
User database
Graphic assets, wire frames and logos
All patents, patent right, copyrights, trademarks, service marks, trade secrets and know how related thereto

Domain names:

ihookupnow.com
ihookupsocial.com

hookupgroups.com
hookupUCLA.com
hookupUSC.com
hookupASU.com
hookupHarvard.com
hookupBerkley.com
hookupHollywood.com